Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 5th day of August, 2024 (“Execution Date”), by and between BMR-ONE RESEARCH WAY LLC, a Delaware limited liability company (“Landlord”), and PMV PHARMACEUTICALS, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.
WHEREAS, Landlord and Tenant entered into that certain Lease dated as of January 8, 2021 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises") from Landlord at One Research Way in Princeton, New Jersey;
B.
WHEREAS, Landlord and a third party buyer (“Buyer”) are negotiating an agreement for the purchase and sale of the property containing the Premises (the “Property”), the closing of which is currently anticipated to occur on or about September 30, 2024 (the “Transaction”); and
C.
WHEREAS, in connection with the Transaction, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.
Surrender Date. Tenant shall surrender the Premises to Landlord in broom clean condition and in the condition required under the Lease, including, without limitation, the requirements of Sections 16.7 and 25 thereof, no later than the Lease Termination Date (the “Surrender Date”). Notwithstanding Section 25.5 of the Lease, Landlord hereby agrees to comply with the administrative requirements of ISRA on behalf of Tenant, including obtaining a preliminary assessment prepared in accordance with the Technical Requirements for Site Remediation (N.J.A.C. 7:26E) by a New Jersey Licensed Site Remediation Professional (“LSRP”) and, if no areas of concern are identified in the preliminary assessment, a response action outcome issued by the LSRP. Notwithstanding the foregoing, the parties expressly acknowledge and agree that Landlord's agreement to comply with the administrative requirements of ISRA on behalf of Tenant is an accommodation only and Landlord shall have no liability whatsoever in connection with the same. In the event Landlord's preliminary assessment identifies areas of concern, then Tenant shall cause any necessary site investigations and/or remedial investigations to be performed, and, if required by ISRA, shall cause a remedial action work plan to be prepared. Tenant agrees to remain responsible after the surrender of the Premises to Landlord for the remediation of any recognized environmental conditions identified in the preliminary assessment, any site investigations or remedial investigations, or any remedial action work plan, and shall perform any remediation to the remediation standards required by Applicable Laws. Tenant agrees to cooperate with Landlord in Landlord's pursuit of ISRA compliance. Tenant shall remain responsible for all such obligations after Tenant's surrender of the Premises, and Tenant's obligations under this Section 1 shall survive the termination of the Lease and this Agreement. For the avoidance of doubt, the following property is Landlord-owned pursuant to Section 16.7 of the Lease and shall be surrendered with the Premises:

Lab Table	Mott	Altus, 72” , dual circuit, dual gas connection, 30” deep phenolic top	(85 total)
Lab Table	Mott	Altus, 60” , dual circuit, dual gas connection, 30” deep phenolic top	(85 total)
Mobile Base	Mott	Mobile base, 24” , 4 drawer, 24” deep phenolic top	(65 total)
Mobile Base	Mott	Mobile base, 24” , full door, 24” deep phenolic top	(50 total)
Mobile Base	Mott	Mobile base, 24” , drawer/door combo, 24” deep phenolic top	(40 total)

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2.
Termination Fee. Tenant agrees to pay a total termination fee of One Million Four Hundred Twenty Thousand Seven and 91/100 Dollars ($1,420,007.91) (“Total Termination Fee”), comprised of (i) a cash payment equal to Seven Hundred Ninety Eight Thousand Sixty Six and 66/100 Dollars ($798,066.66) (the “Cash Termination Fee”), and (ii) a draw and retention by the Landlord under the Letter of Credit for Tenant's Security Deposit in the amount of Six Hundred Twenty One Nine Hundred Forty One and 25/ I 00 Dollars ($621,941.25) (the “L/C Security Deposit Retention”). By no later than five (5) business days after written notice from Landlord to Tenant that Buyer has waived or approved its due diligence review of the Property, Tenant shall deliver the Cash Termination Fee in immediately available funds by wire transfer to First American Title Insurance Company, as escrow agent (“Escrow Agent") to be held in escrow (the “Escrow").
3.
Security Deposit. Landlord currently holds as Tenant's Security Deposit a Letter of Credit in the amount of Eight Hundred Twenty One Thousand Nine Hundred Forty One and 25/100 Dollars ($821, 941.25). Within five (5) business days after written notice from Landlord to Tenant that Buyer has waived or approved its due diligence review of the Property, Landlord shall draw from the Letter of Credit and deposit with Escrow Agent the L/C Security Deposit Retention which shall be held in the Escrow and applied towards the Total Termination Fee. On the Lease Termination Date, the Total Termination Fee shall be released from Escrow and delivered by Escrow Agent to Landlord. Landlord agrees to submit a request for the return of the remaining Two Hundred Thousand ($200,000.00) of the Security Deposit in accordance with the procedures of the issuer of the Letter of Credit within five (5) business days following the Lease Termination Date.
4.
Lease Termination. Subject to Tenant's satisfaction of all of its obligations set forth in Section 1 and Section 2 of this Agreement (“Surrender Obligations”), or the written waiver thereof by Landlord in its sole and absolute discretion, then the Lease shall terminate on the date that the Sale Contingency is satisfied (“Lease Termination” and such date, the “Lease Termination Date”). As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease.
5.
Sale Contingency. Notwithstanding anything in this Agreement to the contrary, the Lease Termination shall be contingent on the sale of the Property to Buyer pursuant to the Transaction (the “Sale Contingency”). If the Sale Contingency fails to occur for any reason, (a) Landlord shall notify Tenant of such failure, (b) within five (5) business days after such notification, (i) the Cash Termination Fee shall be returned to Tenant and (ii) the L/C Security Deposit Retention shall be released to Landlord and Landlord shall hold the L/C Security Deposit Retention as cash security under the Lease unless and until Tenant shall replenish the Security Deposit in the same amount as required under the Lease, and (c) this Agreement shall automatically terminate and shall be null and void ab initio (as if the same were never executed), and the Lease shall continue in full force and effect unmodified by this Agreement.
6.
Reservation of Rights. Notwithstanding any Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any default of Tenant under the Lease arising prior to the Lease Termination.
7.
Release of Rights. As of Lease Termination, Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease arising from and after Lease Termination.
8.
Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.
9.
Representation of Parties. Each party represents that, other than by Landlord in connection with the Transaction, it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic's lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.
10.
Attorneys' Fees. Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party's performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).
11.
Integration. The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of

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their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.
12.
Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.
13.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state's conflict of law principles.
14.
Authority. Each party guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
15.
Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
16.
Amendment. No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.
17.
Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant's use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.
18.
Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.
19.
Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.
20.
Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day hereinabove first written.

LANDLORD:

BMR-ONE RESEARCH WAY LLC,
a Delaware limited liability company

By:	/s/ Colleen OConnor
Name:	Colleen OConnor
Its:	EVP, Market Lead, East coast and U.K. Markets

TENANT:

PMV PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ David Mack, Ph.D.
Name:	David Mack, Ph.D.
Its:	President & CEO

ACTIVE 699509317v5

1RW Lease Termination Agr

Final Audit Report	2024-08-01

Created:	2024-08-01

By:	Robert Ticktin (rticktin@pmvpharma.com)

Status:	Signed

Transaction ID:	CBJCHBCAABAA7uu9RFk5TVdpRl_awWvqfM-slohp8pF2

"1RW Lease Termination Agr" History

Document created by Robert Ticktin (rticktin@pmvpharma.com)

2024-08-01 - 9:20:10 PM GMT

Document emailed to David Mack (dmack@pmvpharma.com) for signature

2024-08-01 - 9:20:47 PM GMT

Email viewed by David Mack (dmack@pmvpharma.com)

2024-08-01 - 9:26:33 PM GMT

Document e-signed by David Mack (dmack@pmvpharma.com}

Signature Date: 2024-08-01 - 9:26:57 PM GMT - Time Source: server

Agreement completed.

2024-08-01 - 9:26:57 PM GMT

Signature:

Email: colleen.oconnor@biomedrealty.com